                                                                   EXHIBIT 10.8

                             EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT is made this 14th day of May 1998 by and between THE DERBY CYCLE CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with its registered office in the State of Delaware at Corporation Trust Center, c/o CT Corporation, 1209 Orange Street, Wilmington, DE 19801 (the "Company") and ALAN J. FINDEN-CROFTS, a British subject residing at Willowhayne House, Tamarisk Way, The Willowhayne, East Preston, Littlehampton, West Sussex BN16 2TE, England (the "Executive").

          WHEREAS, the Company, Derby International Corporation SA ("DIC"), Derby Finance S.a.r.l. ("DFS"), DC Cycle, L.L.C. ("LLC") and Perseus Cycle, L.L.C. ("Perseus") have entered into a Recapitalization Agreement, dated March 11, 1998, contemplating the recapitalization of the Company (the
"Recapitalization") upon satisfaction of certain conditions;

          WHEREAS, it is a condition to consummation of the Recapitalization that Executive enter into an employment agreement with the Company to be effective upon consummation of the Recapitalization;

          WHEREAS, the Company and the Executive have agreed to execute this Employment Agreement (this "Agreement") to set forth the rights and duties of the Executive in respect of his employment with the Company following consummation of the Recapitalization;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1.        EFFECTIVENESS

          Executive and the Company agree that the terms and conditions of employment set forth below herein shall become effective immediately upon the consummation of the Recapitalization (the "Effective Date"). At the Effective Date, Executive acknowledges and agrees that his existing Second Amended & Restated Employment Agreement dated December 31, 1994 with DIC shall terminate.

2.        SERVICES OF EMPLOYEE

          The Company hereby agrees to employ the Executive during the Employment Period, as defined in paragraph 4 below, to perform the duties specified in Appendix A attached to this Agreement and made a part hereof, and the Executive hereby agrees to accept such employment by the Company, all on and subject to the terms and conditions contained in this Agreement.

3.        HOURS AND PLACES OF EMPLOYMENT

          The Executive's services will be rendered primarily in the United Kingdom of Great Britain and Northern Ireland, Germany, the Netherlands, the other countries of continental Europe,

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

the Republic of Ireland, South Africa, Canada and the United States of America. The Executive will be required to travel on the Company's business to such places as the Board of Directors or any duly authorized director or officer of the Company shall designate from time to time. Executive shall report to the Company's Board of Directors, and Executive shall devote his best efforts and his full business time and attention, both within and outside working hours, to the business and affairs of the Company and its Subsidiaries and performance of his duties under this Agreement; provided that, the Executive shall be entitled to devote up to 20 days per year to oversee his property business and to Exeter International Corporation S.A., in each case so long as such activity does not conflict with Executive's duties and obligations to the Company and its Subsidiaries. Executives duties hereunder will require significant amount of time working overseas and may necessitate residence in the Channel Islands and/or North America. The Executive may engage in charitable and personal business activities which do not conflict with his duties under this Agreement, but the Executive shall not, without the consent of the Company, enter into any other paid employment or agreement to provide services during the Employment Period except with the consent of the Company.

4.        EMPLOYMENT PERIOD

          (a) The term of the Executive's employment under this Agreement (the "Employment Period") shall begin on the Effective Date of this Agreement and shall continue for a period of twelve (12) months (with the last day of such twelve month period being referred to herein as the "Termination Day"); provided, however, that the Employment Period may be terminated as follows:

          (i) in the event the Executive dies during the Employment Period, the Employment Period shall terminate on the date of death, but the Executive's remuneration shall continue until the end of the month in which his death occurs;

          (ii) in the event the Executive, by reason of physical or mental disability (excluding infrequent and temporary absences due to ordinary transitory illnesses), shall be unable for more than one hundred and eighty
(180) days in the aggregate during any consecutive twelve (12) month period to perform the services required of him under this Agreement, the Employment Period shall terminate at the end of the month following the month in which the Company shall have given notice to the Executive of its intention to terminate the Employment Period because of such disability; or

          (iii) in the event the Executive shall become bankrupt or compound with his creditors, or if the Executive shall be guilty of any serious or persistent default or misconduct in connection with or affecting the business of the Company, or of serious negligence in performing his duties hereunder, or if the Executive shall be in breach of any law or any rule or regulation of any regulatory authority which shall disqualify him from performing his duties under this Agreement, the Employment Period shall terminate immediately upon receipt by the Executive of notice in writing from the Company of termination of the Employment Period.

          (b) Should the Employment Period terminate by notice as provided for in sub-paragraph (a) of this paragraph 4, the Executive shall not be entitled to receive any payment from

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the Company under the United Kingdom Redundancy Payments Act 1965. For the
purposes of this Agreement, the Employment Period shall include and be deemed to be continuous with the period of employment under the Employment Agreement.

5.        REMUNERATION OF EMPLOYEE

          The full and complete remuneration of the Executive for his services under this Agreement shall be as set forth in Appendix B attached to this Agreement and made a part hereof.

6.        EXPENSES

          The Executive is authorized to incur reasonable expenses in the performance of his duties under this Agreement, on a basis consistent with the policies of the Company and its Subsidiaries (as defined below) from time to time, including expenses for business entertainment, travel and subsistence.
The Executive shall submit all claims for reimbursement of such expenses directly to the Company or the Subsidiary for which such expenses were incurred, and the Company shall ensure that such expenses are reimbursed to the Executive within a reasonable time after submission by the Executive of an itemized account of such expenses, together with such vouchers or receipts for individual expense items as the Company or such Subsidiary may reasonably require.

7.        PENSION AND LIFE ASSURANCE PLANS

          The Company shall make provision for the Executive's inclusion in any pension and/or life insurance plan which the Company or its Subsidiaries may establish or maintain from time to time for senior executive employees, subject to any conditions which the Company or the insurance company underwriting such plan may impose with respect to participation in the plan; provided, however, that the pension benefits provided shall be no less favourable to the Executive than those set out in Appendix B to this Agreement.

8.        VACATION

          The Executive shall be entitled to five (5) weeks' vacation in each calendar year during the Employment Period (in addition to the usual public holidays in the United Kingdom), provided that such vacation shall be taken at such time or times as the Board of Directors of the Company approves in advance.

9.        REPORTS AND WRITTEN MATERIALS

          The Executive shall promptly communicate and disclose to the Company all information, data and materials obtained by him in the course of his employment under this Agreement. All written reports, recommendations, advice, records, documents and other materials prepared or obtained by the Executive or coming into his possession in the course of his employment under this Agreement shall, as between the Company and the Executive, be the sole and exclusive property of the Company and, at the end of the Employment Period, or at the request of the Company during the Employment Period, the Executive shall promptly deliver all

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such materials to the Company or to such other person as the Company may direct.
The Executive shall prepare and submit to the Company such regular periodic reports as the Company may request with respect to the activities undertaken by him or conducted under his direction in the course of his employment under this Agreement. As between the Company and the Executive, such reports and the information contained therein shall be and remain the sole property of the Company.

10.       CONFIDENTIAL INFORMATION

          Except as otherwise specifically agreed between the parties, the Executive shall not, at any time during the Employment Period or thereafter, communicate or disclose to any unauthorized person or use for his own account or business any information, data, reports, recommendations, advice, records, documents or other material referred to in paragraph 9 of this Agreement above, or any other information concerning the business or affairs of the Company or any of its Subsidiaries or associated companies. The obligations contained in this paragraph 10 shall not apply in the event and to the extent that the information, data, reports, recommendations, advice, records, documents or other materials referred to in this paragraph 10 become generally known to or available for use by the public, other than by an act or omission of the Executive in violation of the terms of this Agreement.

11.       ANNOUNCEMENTS

          Neither party to this Agreement shall make any public announcement relating to the Executive's employment by the Company without the prior consent of the other party to this Agreement, which shall not be unreasonably withheld.

12.       OFFICE FACILITIES

          The Company shall make available to the Executive during the Employment Period full office and secretarial facilities at such places as the Company and the Executive shall agree.

13.       NOTICES

          All notices, demands, consents or other communications under this Agreement shall be given or made in writing, and shall be delivered personally, sent by certified or registered airmail with postage prepaid or transmitted by telefax or courier service, addressed to the other party at the address set out at the head of this Agreement or at such other address as may be designated by notice from such other party; provided, however, that any communication sent by telefax shall be confirmed by mail as prescribed in this paragraph. Any notice, demand, consent or other communication given or made by mail in the manner prescribed in this paragraph shall be deemed to have been received seven (7) days after the date of mailing.

14.       ADDITIONAL ACTION

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          Each party to this Agreement shall execute and deliver such other documents and do such other acts and things as may be necessary or desirable to carry out the terms, provisions and purposes of this Agreement.

15.       AMENDMENTS

          This Agreement and the relationships of the parties in connection with the subject matter of this Agreement may, upon the desire of the parties hereto expressed in writing, be reviewed by the parties from time to time for such purposes as the parties may choose to consider. Notwithstanding the foregoing, no amendment, interpretation or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by the parties to this Agreement.

16.       ASSIGNMENT BY THE COMPANY; SUBSIDIARIES

          This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and any such successor or assigns shall be deemed substituted for the Company as a party to this Agreement. The term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by purchase, merger, assignment or otherwise, acquires all or substantially all of the assets or business of the Company. The term "Subsidiary" shall mean a corporation (or equivalent legal entity under the law of any country) of which the Company owns directly or indirectly more than fifty percent (50%) of the shares the holders of which are ordinarily and generally, in the absence of contingencies or special arrangements, entitled to vote for the election of directors (or the equivalent governing body of the corporation). The Executive may be required to provide services under this Agreement to any Subsidiary or associated company of the Company, and all such Subsidiaries or associated companies shall be deemed to be included in the term "Company" for the purposes of this Agreement, where the context so requires or permits.

17.       ASSIGNMENT BY THE EXECUTIVE

          This Agreement shall be binding upon and shall inure to the benefit of the Executive, his legal representatives and assigns, except that the Executive's obligations to perform services under this Agreement are personal and are expressly declared to be non-assignable and non-transferable without the consent of the Company.

18.       ENFORCEMENT

          The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, and shall not affect either the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement. The Executive acknowledges and agrees that a breach by him of his obligations under paragraph 10 of this Agreement may cause the Company and any Subsidiary or associated company to which the Executive provides services during the Employment Period irreparable injury and damage. The Executive, therefore, expressly agrees that, in addition to whatever other remedies may be available

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to the Company or such Subsidiaries and associated companies, the Company or any other company which may be injured by default in the performance of such obligations shall be entitled to injunctive and/or other equitable relief to prevent a breach of such obligations and to secure their enforcement.

19.       ENTIRE AGREEMENT

          This Agreement constitutes the entire agreement of the parties up to the date hereof with respect to the Executive's employment by the Company and his remuneration therefor.

20.       GOVERNING LAW

          This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be governed by and determined in accordance with the laws of England.

21.       SEVERABILITY

          If any severable provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

                            *          *          *

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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set out at the head of this Agreement.


THE DERBY CYCLE CORPORATION



By:_____________________________________    _________________________________
            William W. Austin, Jr.                ALAN J. FINDEN-CROFTS
            Vice-President

                                   APPENDIX A
                            TO EMPLOYMENT AGREEMENT

                      The Executive's duties shall be to:

          (a) serve as president and chief executive officer of the Company and such of its Subsidiaries as shall be agreed between the Executive and the Board of Directors of the Company;

          (b) in cooperation with the chairman and the Board of Directors of the Company, formulate and implement the overall policies and operating procedures for the Company and its Subsidiaries;

          (c) ensure that full, timely and accurate financial reports and budgets are prepared and submitted for the Company and each of its Subsidiaries, and participate in the presentation of such reports to the Board of Directors of the Company, with the Executive's comments and recommendations thereon;

          (d) take responsibility for the achievement of all financial objectives and budgets for the Company and its Subsidiaries which are mutually agreed by the Board of Directors of the Company and the Executive;

          (e) establish and maintain contacts with senior executives of major companies in the sporting goods and bicycle industries throughout the world, and with government officials, representatives of trade and professional organizations and members of the press and other media in order to maintain and promote the name, reputation and business of the Company and its Subsidiaries;

          (f) take responsibility for the recruitment, appointment, direction and dismissal (where appropriate) of all senior executives of the Company and its Subsidiaries;

          (g) establish standards and procedures for evaluation of the performance of senior executives of the Company and its Subsidiaries at all times;

          (h) to the extent elected by the Company's shareholders, serve as a member of the Board of Directors of the Company and those Subsidiaries of the Company agreed between the Executive and the chairman of the Company;

          (i) in cooperation with the Board of Directors and the chairman of the Company, maintain communication with the shareholders of and lenders to the Company and its Subsidiaries;

          (j) obtain and review data and information with respect to the business of the Company and its Subsidiaries, as well as the sporting goods and bicycle industries throughout the world, for the purpose of evaluating the competitive position of the Company and its Subsidiaries and formulating recommendations to the Board of Directors for acquisitions, disposals or cooperative business arrangements appropriate for the Company or its Subsidiaries; and

          (k) perform such other duties as may be assigned to the Executive by the Board of Directors of Company from time to time which are consistent with the status of the Executive as president and chief executive of the Company.

                                   APPENDIX B
                            TO EMPLOYMENT AGREEMENT

1. As the full and complete remuneration of the Executive for his services under the Agreement to which this Appendix B is attached, the Company shall:

          (a) pay to the Executive during the Employment Period, by transfer to a bank of the Executive's choice, a base salary at the rate of two hundred thousand pounds sterling ((Pounds)200,000) a year, payable on the fifteenth
(15th) day of each month in twelve (12) equal installments;

          (b) pay to the Executive a bonus for the 1998 fiscal year as follows:
              (i) (Pounds)125,000 so long as PBIT (as defined below) is at least (Pounds)14 million; plus
              (ii)  2.5% of PBIT over (Pounds)14 million; plus
              (iii) 2.5% of PBIT over (Pounds)15 million; plus
              (iv)  1% of PBIT over (Pounds)18 million.

For example purposes only, Executive's bonus can be illustrated in tabular form as follows:


              PBIT (im million pounds sterling)             Bonus
              ---------------------------------             -----
                         less than 14                   (Pounds)0
                               14                       (Pounds)125,000
                               15                       (Pounds)150,000
                               16                       (Pounds)200,000
                               17                       (Pounds)250,000
                               18                       (Pounds)300,000
                               19                       (Pounds)360,000
                               20                       (Pounds)420,000
                               21                       (Pounds)480,000

"PBIT" means consolidated profits on ordinary activities before interest payments and taxation of the Company and its Subsidiaries for the 1998 fiscal year, as shown on the audited financial statements of the Company and its Subsidiaries for such year. PBIT shall include profits from acquisitions with the exception of Diamondback, GT and other acquisitions of similar scope and size. PBIT excludes non-executive director's fees and expenses.

Any bonus due the Executive shall be paid by the Company to the Executive within the earlier of (i) seven (7) days after the date on which the Company's auditors have both signed the Company's accounts and produced a certificate setting forth the amount of, and calculations for, any bonus payment due the Executive, or
(ii) a later mutually agreed upon date .

          (c) keep and maintain in effect during the Employment Period non-contributory pension arrangements which provide to the Executive a pension at age sixty (60) equal to two-thirds (2/3) of average annual base salary during the last three (3) years of his employment prior to

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

retirement age (or during the last year of such employment, if higher), with lump-sum commutation benefits equal to the maximum permitted for approved pension plans by the United Kingdom Inland Revenue.

          (d) keep and maintain in effect during the Employment Period life and disability insurance for the Executive which provides to his beneficiaries a lump-sum benefit equal to four (4) times his base salary during the preceding calendar year, together with widow's or dependent's pension and child allowances related to the pension and life insurance benefits provided for herein;

          (e) keep and maintain in effect during the Employment Period such medical insurance and other employee health or accident benefits for the Executive as shall be provided for from time to time in accordance with the policy of the Company for persons of employee's age, grade and status, but in any event to include all members of the Executive's immediate family; and

          (f) pay or reimburse an agreed proportion of providing to the Executive a suitable car approved by the chairman of the Company for use by him in connection with his duties, including all charges and expenses in respect of licenses, comprehensive insurance, repairs and maintenance, as well as the cost of petrol and oil used by the Executive.

2. The Executive shall promptly apply for any social security benefits to which he may become entitled in respect of ill-health or incapacity, and the Executive shall forthwith notify the Company of the amount of any payment he receives. The Company shall be entitled to deduct an amount equivalent to any such payment from any amount which becomes due to the Executive under this Agreement.

3. The Company shall be entitled to deduct and retain from any amounts owed by the Company to the Executive any sum properly paid by the Company on behalf of or at the request of the Executive, or any other sum due to the Company by the Executive.

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